Exhibit 99(g)
Report of Independent Registered Public Accounting Firm
We have examined management’s assertion, included in the accompanying Report of Management on Compliance with Specified KeyCorp Student Loan Trust 2005-A Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (“Great Lakes”) complied with the specified requirements of the Subservicing Agreements (KeyCorp Student Loan Trust 2005-A) between KeyBank National Association and Great Lakes dated as of November 1, 2005, (the “Subservicing Agreements”) during the period November 1, 2005 through December 31, 2005. Management is responsible for Great Lakes’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about Great Lakes’ compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about Great Lakes’ compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes’ compliance with specified requirements.
In our opinion, management’s assertion that Great Lakes complied with the aforementioned requirements during the period from November 1, 2005 through December 31, 2005, is fairly stated, in all material respects.

/s/ Ernst & Young LLP
January 6, 2006
Milwaukee, Wisconsin

Great Lakes Educational Loan Services, Inc.
2401 International Lane
Madison, WI 53704-3192
(608) 246-1800
www.mygreatlakes.com
Report of Management on Compliance with Specified
KeyCorp Student Loan Trust 2005-A Loan Program Requirements
The following assertions relate to Great Lakes Educational Loan Services, Inc.’s (“Great Lakes”) administration as subservicer of the KeyCorp Student Loan Trust 2005-A Loan Program on behalf of KeyBank National Association, formally known as Key Bank, USA, National Association, (“KeyBank”) as Master Servicer for the KeyCorp Student Loan Trust 2005-A for the period from November 1, 2005 through December 31, 2005, in accordance with the Subservicing Agreements between KeyBank and Great Lakes dated as of November 1, 2005 (the “Subservicing Agreements”).
We as members of management of Great Lakes are responsible for complying with the requirements of the Subservicing Agreements. We also are responsible for establishing and maintaining effective internal control over compliance with the Subservicing Agreements. We have performed an evaluation of Great Lakes’ compliance with the requirements of the Subservicing Agreements, including those described below, as of December 31, 2005 and for the period from November 1, 2005 through December 31, 2005. Based on this evaluation, we assert that during the period from November 1, 2005 through December 31, 2005, Great Lakes complied with the following requirements of the Subservicing Agreements.
1.	The loan information (principal loan balances, accrued interest balances, interest rate, loan status, delinquency aging, and payment transactions) reported to the Master Servicer during the period from November 1, 2005 through December 31, 2005, agrees with Great Lakes’ computer records – and as of December 31, 2005, we had effective internal control over compliance with requirements that such information be in agreement.
2.	The loans reported to the Master Servicer during the period from November 1, 2005 through December 31, 2005, were supported by collateral documents maintained by Great Lakes – and as of December 31, 2005, we had effective internal control over compliance with custodial requirements.
3.	Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the period from November 1, 2005 through December 31, 2005, we accurately updated – and as of December 31, 2005, we had effective internal control over compliance with requirements to accurately update – loan records for changes to student status, including conversion to payment status, in accordance with KeyCorp Student Loan Trust 2005-A Loan Program guidelines.

4.	(a) calculated – and as of December 31, 2005, we had effective internal control over compliance with requirements to calculate – interest and principal in accordance with KeyCorp Student Loan Trust 2005-A Loan Program guidelines, and (b) applied – and as of December 31, 2005, we had effective internal control over compliance with requirements to apply – loan payments effective with the day of receipt by Great Lakes or for payments received by the lender or Great Lakes’ third-party lockbox as of the enumerated date.
5.	For Federal Family Education Loans (FFEL) serviced during the period from November 1, 2005 through December 31, 2005, we complied with – and as of December 31, 2005, we had effective internal control over compliance with – due diligence requirements specified in the Subservicing Agreements for the collection of delinquent loans, including the efforts specified under the Higher Education Act.
6.	For loans serviced during the period from November 1, 2005 through December 31, 2005, we complied with – and as of December 31, 2005, we had effective internal control over compliance with – transferring defaulted Key Alternative Loan information to the Master Servicer and with filing FFEL claims with the guaranty agency.

/s/ Michael J. Noack
Michael J. Noack
Chief Servicing Officer
January 6, 2006